Schedule 13D

      OMB APPROVAL
      OMB Number: 3235-0145
      Expires: December 31, 2005
      Estimated average burden
      hours per response. . . 11






UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 6)*



GEHL Corp.

(Name of Issuer)




Common stock

(Title of Class of Securities)


368483103

(CUSIP Number)


Neuson AG
Mag. Edgar RAINER
Haidfeldstrasse 37
A-4060 Leonding
Austria
Europe

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

January 22nd 2003



      CUSIP No. 368483103




      1.Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Neuson GmbH (prior Neuson AG)



      2.Check the Appropriate Box if a Member of a Group (See Instructions)


      (a)


(b)X




      3.SEC Use Only




      4.Source of Funds (See Instructions) WC





      5.Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)



      6.Citizenship or Place of Organization AUSTRIA




      Number of
      Shares
      Beneficially
      Owned by
      Each
      Reporting
      Person With
      7.Sole Voting Power  767.349 shares of common stock




      8.Shared Voting Power




      9.Sole Dispositive
      Power 767.349 shares of common stock



      10.Shared Dispositive Power





      11.Aggregate Amount Beneficially Owned by Each Reporting Person

       767.349 shares of common stock



      12.Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)




      13.Percent of Class Represented by Amount in Row (11) 14.19%





      14.Type of Reporting Person (See Instructions) CO


       CUSIP No. 368483103




      1.Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

Neuson Kramer Baumaschinen AG





      2.Check the Appropriate Box if a Member of a Group (See Instructions)


      (a)


(b)X




      3.SEC Use Only





      4.Source of Funds (See Instructions) WC





      5.Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)




      6.Citizenship or Place of Organization AUSTRIA




      Number of
      Shares
      Beneficially
      Owned by
      Each
      Reporting
      Person With
      7.Sole Voting Power




      8.Shared Voting Power 767.349 shares of common stock




      9.Sole Dispositive
      Power stock



      10.Shared Dispositive Power 767.349 shares of common





      11.Aggregate Amount Beneficially Owned by Each Reporting Person

       767.349 shares of common stock



      12.Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)




      13.Percent of Class Represented by Amount in Row (11) 14.19%





      14.Type of Reporting Person (See Instructions) CO

       CUSIP No. 368483103




      1.Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

PIN Privatstiftung





      2.Check the Appropriate Box if a Member of a Group (See Instructions)


      (a)

(b)X




      3.SEC Use Only




      4.Source of Funds (See Instructions) WC




      5.Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)




      6.Citizenship or Place of Organization AUSTRIA




      Number of
      Shares
      Beneficially
      Owned by
      Each
      Reporting
      Person With
      7.Sole Voting Power



      8.Shared Voting Power 767.349 shares of common stock




      9.Sole Dispositive
      Power stock



      10.Shared Dispositive Power 767.349 shares of common





      11.Aggregate Amount Beneficially Owned by Each Reporting Person

       767.349 shares of common stock



      12.Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)




      13.Percent of Class Represented by Amount in Row (11) 14.19%





      14.Type of Reporting Person (See Instructions) OO










Signature
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





      Date   January 22nd 2003





      Signature         NEUSON GmbH (prior Neuson AG)





      Name/Title


      Date   January 22nd 2003





      Signature         Neuson Kramer Baumaschinen AG (prior Baumschinen AG)





      Name/Title



      Date   January 22nd 2003





      Signature         PIN Privatstiftung





      Name/Title






http://www.sec.gov/divisions/corpfin/forms/13d.htm
Last update: 12/05/2002